EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of 1895 Bancorp of Wisconsin, Inc. (the “Company”) of our report dated March 5, 2021 relating to the consolidated financial statements of 1895 Bancorp of Wisconsin, Inc. appearing in the Company’s Prospectus included in Form S-1 (File No. 333-254135).

Wipfli LLP

Milwaukee, Wisconsin
October 29, 2021